EXHIBIT 99.1

Pardes Biosciences Reports Fourth Quarter and Full Year 2022 Financial Results and Provides Business Update

Data from ongoing Phase 2 trial evaluating pomotrelvir (formerly known as PBI-0451) for the treatment of COVID-19 expected in the coming weeks

Cash to fund operations for the next twelve months

CARLSBAD, Calif. March 14, 2023 (GLOBE NEWSWIRE) – Pardes Biosciences, Inc. (NASDAQ: PRDS), a clinical-stage biopharmaceutical company developing pomotrelvir as a potential stand-alone novel direct-acting, oral antiviral drug candidate for the treatment of COVID-19, today reported financial results for the fourth quarter and full year ended December 31, 2022 and provided a business update.

“We are greatly encouraged by the progress made in our ongoing Phase 2 study evaluating pomotrelvir for the treatment of COVID-19, and we continue to believe in its potential to fulfill the unmet demand for a stand-alone, oral antiviral treatment that is safe, easy-to-prescribe, and designed for broad patient use, including those facing challenges with currently available therapies,” said Thomas G. Wiggans, Chief Executive Officer and Chair of the Board of Directors for Pardes Biosciences. “We are excited and remain on track to share the results from this study in the coming weeks and feel well positioned to rapidly advance this program into its next stage of development and to patients in need.”

Fourth Quarter and Full Year 2022 Financial Results

Pardes reported a net loss of $24.2 million and $96.6 million for the three months and full year ended December 31, 2022, respectively, as compared to a net loss of $14.3 million and $38.5 million for the three months and full year ended December 31, 2021, respectively. Net loss for the reporting period was driven by an increase in research and development expenses, as well as increased costs related to the infrastructure needed to support Pardes’ growth and transition to operating as a public company.

Research and development expenses were $19.4 million for the quarter ended December 31, 2022, compared to $10.4 million for the quarter ended December 31, 2021, an increase of $9.0 million. Research and development expenses were $70.4 million for the full year ended December 31, 2022, compared to $28.2 million for the full year ended December 31, 2021, an increase of $42.2 million. These increases were primarily driven by increased costs related to advancing our lead product candidate, pomotrelvir, into the clinic and higher personnel costs, including stock-based compensation, as we have grown our organization.

General and administrative expenses were $6.7 million for the quarter ended December 31, 2022, compared to $3.9 million for the quarter ended December 31, 2021, an increase of $2.8 million. General and administrative expenses were $29.5 million for the full year ended December 31, 2022, compared to $10.3 million for the full year ended December 31, 2021, an increase of $19.2 million. These increases were due to increased personnel costs, including stock-based compensation, increased professional fees related to legal, pre-commercial planning and consulting services, and costs associated with being a public company, including directors’ and officers’ insurance and compliance fees.

Pardes’ cash, cash equivalents and short-term investments as of December 31, 2022, were $197.3 million compared to $209.1 million as of September 30, 2022. The company expects that the cash and cash equivalents and short-term investments on hand as of December 31, 2022, will be sufficient to fund operating expenses and capital expenditures for the next twelve months.

About Pardes Biosciences, Inc.

Pardes Biosciences is a clinical-stage biopharmaceutical company created to help solve pandemic-sized problems, starting with COVID-19. We are dedicated to discovering and developing potent and easy-to-prescribe oral antiviral drug candidates so that patients everywhere can get well sooner. For more information, please visit www.pardesbio.com.

About Pomotrelvir

Pomotrelvir (formerly known as PBI-0451) is a potential stand-alone, novel, direct-acting oral antiviral drug candidate for the treatment of COVID-19 that is in Phase 2 clinical development (NCT 05543707). Pomotrelvir was developed to inhibit the main cysteine protease (Mpro) of all known coronaviruses, including SARS-CoV-2. Inhibiting Mpro prevents the liberation and assembly of the viral replication complex, blocking replication before it begins. The potent antiviral activity observed across SARS-CoV-2 variants in preclinical in vitro studies as well as the favorable safety and tolerability data from Pardes Biosciences’ Phase 1 clinical trials support continued clinical development of pomotrelvir, which we believe has the potential to be a safe, effective and easy-to-prescribe oral antiviral for treating COVID-19 in adult and pediatric patients, including patients unable or unwilling to take currently authorized or approved therapies.

About COVID-19

COVID-19 has resulted in an unprecedented and persistent global health emergency. Over three years into the pandemic, COVID-19 remains a leading cause of death in the U.S., with greater than 6.8 million deaths worldwide and millions of newly documented cases monthly1. As the long-term implications of on-going waves, repeated SARS-CoV-2 infection and “long COVID” become increasingly clear, the infectivity and mutability of SARS-CoV-2 represents a substantial clinical and economic burden for years to come. New therapeutics are urgently needed to address future variants and provide options for the millions of patients unable or unwilling to take currently authorized or approved therapeutics. Existing treatment options are unfortunately being eliminated or falling short due to lack of efficacy against new variants, safety concerns, significant drug-drug interactions, risk of viral rebound, limited access, and other factors. Notably, the most commonly prescribed oral therapy in the U.S. is contraindicated with dozens of common medications, leaving millions of patients with high unmet medical need vulnerable to disease progression. Over 80% of adults over 60 are on at least 1 other medicine and over 30% are taking at least 5 other medicines.2 Many of these common, contraindicated drug classes should not be paused (e.g., blood thinners, antipsychotics, antidepressants and antiarrhythmics). These patients are at high risk of severe disease and left with unacceptable alternatives. New therapeutics are urgently needed to address this need, prepare for future variants, and advance care for all patients.

Availability of Other Information about Pardes Biosciences

Pardes Biosciences intends to use the Investors page of its website (https://ir.pardesbio.com) as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor Pardes Biosciences’ Investors website, in addition to following Pardes Biosciences’ press releases, Securities and Exchange Commission (SEC) filings, public conference calls, presentations and webcasts.

1 https://www.kff.org/coronavirus-covid-19/issue-brief/global-covid-19-tracker/
2 https://www.cdc.gov/nchs/data/databriefs/db347-h.pdf

Forward Looking Statements

This press release contains statements that relate to future events and expectations and, as such, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When or if used in this press release, the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “possible,” “predict,” “should,” “will,” and similar expressions and their variants, as they relate to Pardes Biosciences (Pardes), may identify forward-looking statements. All statements that reflect Pardes’ expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, statements regarding the company’s future financial or business performance, conditions, plans, prospects, trends or strategies and other financial and business matters, including expectations that its current cash and cash equivalents and short-term investments on hand as of December 31, 2022, will be sufficient to fund operating expenses and capital expenditures for the next twelve months; pomotrelvir’s potential as a safe, well-tolerated and easy to prescribe COVID-19 oral antiviral treatment for all patients; the potential advancement of pomotrelvir into later staged clinical trials; and the timing on the availability of data from the Phase 2 clinical trial. Forward-looking statements reflect Pardes’ current beliefs, expectations, and assumptions regarding the future of its business, its future plans and strategies, its development plans, its preclinical and clinical results, future conditions and other factors Pardes believes are appropriate in the circumstances. Although Pardes believes the expectations and assumptions reflected in such forward-looking statements are reasonable, Pardes can give no assurance that they will prove to be correct. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and changes in circumstances that are difficult to predict, which could cause Pardes’ actual activities and results to differ materially from those expressed in any forward-looking statement. Such risks and uncertainties include, but are not limited to: (i) risks and uncertainties related to Pardes’ ability to advance, obtain regulatory approval of and ultimately commercialize its product candidates; (ii) the timing and results of preclinical studies and clinical trials; (iii) Pardes’ ability to maintain financial resources necessary to continue its clinical trials and fund development goals and business operations; (iv) the impact of the COVID-19 pandemic on Pardes’ business, clinical trials, financial condition, liquidity and results of operations; (v) Pardes’ ability to protect its intellectual property; and (vi) other risks and uncertainties described under the heading “Risk Factors” in Pardes’ Annual Report on Form 10-K for the year ended December 31, 2022 and other SEC filings. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements. The statements in this press release speak only as of the date of this press release, even if subsequently made available by Pardes on its website or otherwise. Pardes disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.

Investor Contacts:
Patrick O'Brien
pobrien@pardesbio.com

Select Financial Information:

Pardes Biosciences, Inc.

Condensed Statements of Operations

(Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Operating expenses:
Research and development	$19,432	$10,360	$70,350	$28,152
General and administrative	6,731	3,947	29,467	10,336
Total operating expenses	26,163	14,307	99,817	38,488
Other income:
Interest and other income, net	1,941	(20)	3,183	(30)
Net loss	$(24,222)	$(14,327)	$(96,634)	$(38,518)
Net loss per share, basic and diluted	$(0.41)	$(1.60)	$(1.66)	$(10.13)
Weighted-average number of common shares - basic and diluted	59,334,504	8,965,699	58,127,385	3,800,506

Pardes Biosciences, Inc.

Condensed Balance Sheets

(Unaudited)

(in thousands)

	December 31,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$59,284	$268,678
Short-term investments	138,056	—
Prepaid expenses and other current assets	3,062	6,581
Total current assets	200,402	275,259
Other assets	219	—
Total assets	$200,621	$275,259
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$4,929	$2,385
Accrued expenses	15,496	6,580
Total current liabilities	20,425	8,965
Total liabilities	20,425	8,965
Stockholders' equity:
Preferred stock	—	—
Common stock	6	6
Additional paid-in capital	328,372	317,812
Accumulated other comprehensive loss	(24)	—
Accumulated deficit	(148,158)	(51,524)
Total stockholders' equity	180,196	266,294
Total liabilities and stockholders' equity	$200,621	$275,259